Exhibit 13.15

4/27/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6723 1/3 Trust Stamp | Meet the Team Meet Trust Stamp’s newest Executive Advisors - Former GCHQ British Intelligence Leaders Trust Stamp is pleased to introduce its newest Executive Advisors - Daryl Burns and Dr. Niel Kempson. Collectively, they bring over 49 years of experience from the Government Communications Headquarters (GCHQ), the U.K.’s cyber, intelligence, and security agency. Both advisors will help guide Trust Stamp's innovation with a focus on cybersecurity and technology. Niel served as the Director General for Technology at GCHQ - this is the highest-level cyber technologist in the U.K. government. Daryl brings 30+ years of experience in cryptography and cyber security in both research and leadership roles. He formerly served as Chief of Research & Innovation and Head of Cybersecurity Research at GCHQ. "There are too many cases of having to choose between a system that is easy to use or one that is secure...Trust Stamp’s EgHash technology offers a biometric solution that is both simple to use and will continue to protect personal

4/27/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6723 2/3 information even as technology advances... I’m very pleased to be joining Trust Stamp," comments Niel. By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time. RESERVE SHARES Recent Business Update Trust Stamp recently announced the launch of Safe14, a secure location tracking solution that aims to slow the spread of COVID-19 while protecting individual civil liberties. This cryptographic artificial intelligence technology detects if someone has been in an at-risk location without exposing his or her identity. Read more here. Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. The above individuals were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

4/27/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6723 3/3 Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Trust Stamp: https://www.seedinvest.com/trust.stamp Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.